     Exhibit 10.2
3COM CORPORATION
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is by and between 3Com Corporation (the “Company) and Ronald A. Sege (“Executive”) and is as of April 29, 2008.
     1. Duties and Scope of Employment.
          (a) Positions and Duties. As of April 30, 2008 (the “Effective Date”), Executive will serve as the Company’s President and Chief Operating Officer, reporting directly to the Chief Executive Officer. As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him. Executive’s principal place of employment shall be in the San Francisco Bay Area with regular travel to Marlborough, Massachusetts. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”
          (b) Board Membership. Executive will be appointed to serve as a member of the Board as of the Effective Date. At each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s continued service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.
          (c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s Code of Conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, including membership of boards of directors or advisors, for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company (the “Board”) (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.
               (i) Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that as of the date of this Agreement there are no threatened, pending, or actual claims against Executive of which he is aware as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.
Sege

          (d) Other Entities. Executive agrees to serve and may be appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.
     2. At-Will Employment. Executive and the Company agree that Executive’s employment with Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason (as each such term is defined in Section 10 below), at the option either of the Company or the Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
     3. Compensation.
          (a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $500,000.00 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.
          (b) Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board. During the Employment Term, Executive’s target annual incentive will be not less than 80% of Base Salary (“Target Annual Incentive”), with a maximum potential opportunity of 200% of the Target Annual Incentive, subject to the terms of the bonus plan approved by the Compensation Committee of the Board. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved or exceeded and will be adjusted for under- or over-performance. Any incentive earned during the second half of fiscal year 2008 will be pro-rated based on the Effective Date (calculated by multiplying any incentive earned by Executive by a fraction with a numerator equal to the number of days between the Effective Date and the close of the second half of the fiscal year and a denominator equal to 182). For fiscal year 2009, Executive’s Target Annual Incentive shall be guaranteed, provided Executive remains employed by the Company (but this sentence is not intended to limit the benefits to which Executive may be entitled under Section 8).
          (c) Equity
               (i) Executive will be granted nonstatutory stock options to purchase two million (2,000,000) shares of Company common stock (the “Stand-Alone Stock Option Grant”). The exercise price will be at a per share exercise price equal to the closing price per share of Company common stock on Nasdaq Global Select Market (“Nasdaq”) on the grant date, which shall be the first Tuesday in the month immediately succeeding the month in which the Executive commences employment with the Company. The Stand-Alone Stock Option Grant will be granted under a non-stockholder approved arrangement outside of any Company equity plan pursuant to
Sege

Nasdaq’s “inducement exception.” Executive agrees that the granting of the Stand-Alone Grant is an inducement material to his decision to enter into this Agreement and accept employment with the Company. Subject to the provisions of this Agreement, the terms and conditions of the Stand-Alone Stock Option Grant will be identical to those of the Company’s 2003 Stock Option Plan, as amended (the “2003 Plan) (except that they will not be granted under a Company equity plan) and will be scheduled to vest at a rate of 25% on each anniversary of the grant over four (4) years assuming Executive’s continued employment with the Company on each scheduled vesting date.
               (ii) Executive will be granted one million (1,000,000) shares of restricted stock (the “Stand-Alone Restricted Stock Grant”) on the first Tuesday in the month immediately succeeding the month in which the Executive commences employment with the Company. Subject to the provisions of this Agreement, the terms and conditions of the Stand-Alone Restricted Stock Grant will be identical to those of the 2003 Plan (except that they will not be granted under a Company equity plan), and will vest in three equal installments on each anniversary date of the grant over three (3) years assuming Executive’s continued employment with the Company on each scheduled vesting date.
     4. Employee Benefits.
          (a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.
          (b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers. In no event will Executive receive less than four (4) weeks of paid vacation time annually.
          (c) Life Insurance. Upon the Effective Date and throughout the duration of Executive’s employment with the Company, the Company will purchase and maintain a $10,000,000.00 term life insurance policy for the benefit of Executive or his estate. Executive will assist the Company in procuring such insurance by submitting to typical examinations and by completing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance. Notwithstanding the preceding, in no event will the Company be required to pay more than $30,000.00 for any annual premium for the policy. The Company’s obligation to maintain this policy will terminate immediately upon Executive’s voluntary termination of employment or his termination for Cause. In the event of a termination without Cause, a resignation for Good Reason, or a termination following a Change of Control, the Company will keep the policy in effect for a period equal to the earlier of one (1) year after such termination, or the date on which Executive becomes eligible for coverage under another employer’s life insurance plan.
     5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
Sege

     6. Term and Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to amounts and benefits specified in Section 8.
     7. Survival of Covenants.
          (a) Non-solicitation and Non-competition. The Executive agrees that during the Employment Term and for twelve (12) months thereafter, Executive will not solicit any employee of the Company for employment other than at the Company or one of its subsidiaries or affiliates, and that for the Employment Term will not directly or indirectly engage in, have any ownership interest in or participate in any entity that competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company. Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 7(a).
          (b) Nondisparagement. During the Employment Term and for twelve (12) months thereafter, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company, and the members of the Board or the Chief Executive staff. During the Employment Term and for twelve (12) months thereafter, members of the Board and the Chief Executive staff will not knowingly and materially publicly disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are required to provide such information pursuant to applicable law or regulation.
          (c) Confidentiality. During the Employment Term and thereafter, Executive will continue to comply with the terms of the Company’s Restrictive Covenant Agreement.
          8. Severance.
          (a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 8(d), Executive will receive: (i) continued payment of the aggregate of executive’s Base Salary plus the Target Annual Incentive for the year in which the termination occurs (less applicable tax withholdings) for twelve (12) months, such amounts to be paid out bi-weekly in accordance with the Company’s normal payroll policies; (ii) twelve (12) months accelerated vesting with respect to Executive’s then outstanding, unvested equity awards, other than performance-based awards; (iii) extension of the exercise period for all Executive’s outstanding stock
Sege

options to the earlier of 165 calendar days from the date of termination or the expiration date of the stock options; (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (x) eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans; and (v) life insurance as set forth in Section 4(c).
          (b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 8(d), Executive will receive: (i) continued payment of two (2) year’s Base Salary, less applicable tax withholdings, in accordance with the Company’s normal payroll policies; (ii) two (2) payments each equal to 100% of Executive’s Target Annual Incentive for the year in which the termination occurs, less applicable tax withholdings, paid in two equal annual installments in accordance with the Company’s normal schedule for the payment of annual cash incentives; (iii) full vesting with respect to Executive’s then outstanding unvested equity awards, other than performance-based awards; (iv) extension of the exercise period for all Executive’s outstanding stock options to the earlier of 165 calendar days from the date of termination or the expiration date of the stock options; (v) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (x) eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans; and (vi) ) life insurance as set forth in Section 4(c)..
          (c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily, including due to death or Disability, without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately.
          (d) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to this Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims appended hereto as Exhibit B. For this purpose, the separation agreement and release of claims must be signed by the Executive and returned to the Company within the period specified in the agreement and in no event later than two and one-half (2 1/2) months following the end of the calendar year in which Executive’s termination of employment occurs. No severance or other benefits will be paid or provided until the separation agreement and release agreement becomes effective and non-revocable.
          (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
     9. Excise Tax Gross-Up. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of
Sege

the Code, then Executive will receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to Executive by the Company pursuant to this sentence. However, the Company may elect not to make payments under the preceding sentence to the extent it reasonably determines that (a) the “parachute payments” arise from the acceleration of options with exercise prices exceeding the price at which the underlying shares could be sold on the date of the Change in Control and (b) any payments under the preceding sentence would not significantly benefit the Executive. Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability, if any, and the amount, if any, required to be paid under this Section 9 will be made in writing by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accountants”). For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9. Any payment to Executive under this Section 9 shall be made within thirty (30) days following receipt by the Company of the report of the Accountants setting forth such determination.
     10. Definitions.
          (a) Cause. For purposes of this Agreement, “Cause” will mean:
               (i) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes in reasonable detail the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive the opportunity to present to the Board his good faith reasons for not so performing and, if the Board does not agree with such reasons, with thirty (30) days to take corrective action;
               (ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;
               (iii) Executive’s conviction of, or plea of nolo contendere to, a felony;
               (iv) A breach of any fiduciary duty owed to the Company by Executive;
               (v) Executive being found individually liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);
               (vi) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s
Sege

failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or
               (vii) Executive’s disqualification or bar by any U.S. governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive’s loss of any U.S. governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).
          (b) Change of Control. For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:
               (i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (ii) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
               (iii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (iv) A change in the composition of the Board within any twelve (12) month period during the Term and pursuant to a plan in which the proponent proposes alternative directors to the Board, and as a result of which fewer than a majority are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
          (c) Disability. For purposes of this Agreement, “Disability” will mean Executive’s inability to substantially perform his duties under this Agreement as a result of incapacity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of twelve (12) months.
Sege

          (d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent, provided however, that Executive must provide the Company notice of Good Reason within 30 days of the initial existence of one of the above conditions, upon which notice Company shall then have 30 days in which to remedy the condition, under which circumstances Company shall not be required to pay any amounts specified in Section 8 of this Agreement
               (i) A material diminution in Executive’s authority, duties or responsibilities in effect immediately prior to such reduction;
               (ii) A material diminution in Executive’s Base Salary or Target Annual Incentive as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the Base Salary and/or annual cash incentive by a percentage reduction that is no greater 15%;
               (iii) A material diminution in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced other than pursuant to a reduction that is also applied to substantially all other executive officers of the Company that reduces the level of employee benefits by a percentage reduction that is no greater that 15%;
               (iv) The relocation of Executive to a facility or location outside the United States;
               (v) The failure of the Company to obtain the assumption of the Agreement by a successor and an agreement that Executive will retain the same role and responsibilities in the merged or surviving parent company as he had prior to the merger under Section 1 of this Agreement or, if more favorable, the same role and responsibilities that Executive had immediately prior to the merger; or
               (vi) The failure of the Company to appoint Executive as its Chief Executive Officer by April 30, 2011, or the appointment of another as Chief Executive Officer after the Effective Date. For purposes of this Section 10(d)(vi) only, Executive’s severance benefits under Section 8(a) shall be enhanced as follows: in the event of the failure of the Company to appoint Executive as Chief Executive Officer by April 30, 2011 or in the event of the appointment of another as Chief Executive Officer after April 29, 2010, the vesting of Executive’s then outstanding, unvested equity awards, other than performance-based awards, will be accelerated in full; in the event of the appointment of another as Chief Executive Officer prior to April 30, 2010, the vesting of half of the outstanding, unvested equity of each grant to Executive, other than grants of performance-based awards, will be accelerated in full.
          (e) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within three (3) months prior or twelve (12) months following a Change of Control.
     11. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or
Sege

Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
     12. Confidential Information. Executive will execute the Company’s standard form of confidential information, intellectual property and non-solicitation agreement, appended hereto as Exhibit A (the “Restrictive Covenant Agreement”).
     13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
     14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: Chief Legal and Administrative Officer
3Com Corporation
350 Campus Drive
Marlborough, MA 01752-3064
If to Executive:
at the last residential address known by the Company
With a copy to:
     15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
Sege

     16. Arbitration.
          (a) Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Streamlined Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be San Francisco, California.
          (b) The parties covenant and agree that the arbitration shall commence within 90 days of the date on which a written demand for arbitration is filed by either party hereto. The parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. The arbitrator must be a licensed attorney, primarily engaged as a practicing lawyer in the field of employment law and related litigation for at least ten (10) years, or primarily engaged in the practice of arbitrating or mediating executive employment law disputes for at least ten (10) years, and must not have any existing or prior relationship with the Company or any of its subsidiaries or affiliates, on the one hand, or Executive, on the other hand. If the parties are unable to agree upon an arbitrator, one will be selected, meeting the above criteria, in accordance with the J.A.M.S. Rules. The arbitrator shall have the power to decide any motions brought by either party to the party, including motions for summary judgment and/or adjudication, motions to dismiss, and demurrers, prior to any arbitration hearing. The Company shall pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive shall bay the first $215.00 of any filing fees associated with any arbitration he initiates. The arbitrator shall administer the arbitration in a manner consistent with J.A.M.S. rules regarding employment disputes, and the parties shall be allowed to engage in any discovery allowed under the California Code of Civil Procedure that the arbitrator deems appropriate. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator’s decision shall be in writing and set forth a reasoned basis for any award of damages or finding of liability.
          (c) The parties covenant and agree that they will participate in the arbitration in good faith. This Section 16 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.
          (d) Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or
Sege

proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other party hereto. Final judgment against either party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.
          (e) The agreement to arbitrate does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers Compensation Board. This agreement does, however, preclude Executive from pursuing Court action regarding any such claim.
     17. Integration. This Agreement, together with the Restrictive Covenant Agreement and the forms of equity award grant that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements or plans whether written or oral, including but not limited to the Company’s Section 16 Officer Severance Plan. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement, including the standard Restrictive Covenant Agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.
     18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
     19. Survival. The Restrictive Covenant Agreement and Sections 6 through 13, 15 through 24 will survive the termination of this Agreement.
     20. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
     21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     22. Governing Law. This Agreement will be governed by the laws of the State of California, without regard to its conflict of laws provisions.
     23. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and
Sege

has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
     24. (a) Payment of Severance Benefits . Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A Authority”) at the time of Executive’s termination of employment (other than due to death), then any severance benefits payable to Executive under this Agreement, and any other severance payments or separation benefits payments that constitute a “deferral of compensation” under Section 409A Authority (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his or her termination of employment but prior to the six (6) month anniversary of his or her date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment of severance benefits to Executive under this Agreement that is made on or before March 14 of the calendar year following Executive’s termination of employment and is intended to not constitute a “deferral of compensation” by virtue of the “short term deferral” rule of Treasury Regulations Section 1.409A-1(b)(4) shall constitute a “separate payment” for purposes of application of that rule.
          (b) Amendments to this Agreement with Respect to Section 409A. The severance payments and other benefits provided under this Agreement are intended to not constitute a “deferral of compensation” under Section 409A Authority to the extent possible, or, to the extent not so possible, to comply with the requirements of Sections 409A(a)(2),(3) and (4) of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the income inclusion, additional tax or interest provisions of Section 409A(a)(1), and any ambiguities herein will be interpreted in accordance with that intent The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or interest or income recognition prior to actual payment to Executive under Section 409A(a)(1) .
     25. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
Sege

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.
COMPANY:
3COM CORPORATION

/s/ Neal D. Goldman	Date: April 29, 2008

By:

EXECUTIVE:

/s/ Ronald A. Sege	Date: April 29, 2008
Ronald A. Sege
SIGNATURE PAGE TO COO EMPLOYMENT AGREEMENT

Sege